Exhibit 3.1

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION
(WITH DIRECTORS LIABILITY)

1.            The name of the corporation shall be DT Communications, Inc.

2.
Its registered office in the State of Delaware is located at 3500 South DuPont Highway in the city of Dover, County of Kent, Zip Code 19901 and its Registered Agent at such address is Incorporating Services, Ltd.

3.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the general Corporation Law of Delaware.

4.            The total number of shares which the corporation shall be authorized to issue is:
250,000,000 common shares at $.0001 par value and
10,000,000 preferred shares at $.0001 par value.

5.	The powers, preferences and rights and the qualifications, limitation or restrictions thereof shall be determined by the board of directors.

6.	The name and address of the incorporator is as follows: Margaret L. Sollish at 8 Salina Street, Baldwinsville, NY 13027.

7.	The Board of Directors shall have the power to adopt, amend or repeal by-laws.

8.
No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 26th day of January, 2010.

By:
(Incorporator)
Name:	Margaret L. Sollish